UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) July 26, 2006
Life Time Fitness, Inc.

(Exact name of Registrant as specified in its charter)

Minnesota	001-32230	41-1689746

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6442 City West Parkway Eden Prairie, Minnesota	55344

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(952) 947-0000

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Contract
Item 2.02. Results of Operations and Financial Condition.
Item 9.01. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX
Press Release
Press Release

Item 1.01. Entry into a Material Contract
Lease Agreement with W.P. Carey
     On July 26, 2006, LTF Real Estate Company, Inc., a subsidiary of Life Time Fitness, Inc. (the “Company”), entered into a lease agreement with Well-Prop (Multi) LLC, an affiliate of W.P. Carey & Co., LLC (“W.P. Carey”), to operate six health and fitness facilities located in Minneapolis/St. Paul, Minnesota and Boca Raton, Florida. Under the agreement, the Company will pay approximately $9 million per year in basic rent for the six facilities and an additional amount equal to any amount by which 12% of certain revenue items generated at a facility exceeds the applicable basic rent for that facility. In addition, the Company has entered into a Guaranty and Suretyship Agreement under which it guarantees the obligations of LTF Real Estate Company, Inc. under the lease agreement.
     The initial term of the lease is 20 years, with three automatic renewal periods of five years each. The lease also provides that the Company will make at least $25 million in capital improvements over the next two years in the six facilities. See the Company’s press release dated July 27, 2006, which is attached as Exhibit 99.1 and incorporated by reference in this Current Report on Form 8-K.
     LTF Real Estate Company, Inc. has also entered into a Purchase and Sale Agreement on July 26, 2006 with Well-Prop (Multi) LLC concerning four other properties located in Minneapolis/St. Paul, Minnesota. As consideration for the transfer of the four properties, the Company agreed to make the capital improvements required under the lease, as identified above.
Item 2.02. Results of Operations and Financial Condition.
     On July 27, 2006, the Company reported its financial results for its fiscal quarter ended June 30, 2006. See the Company’s press release dated July 27, 2006, which is furnished as Exhibit 99.2 and incorporated by reference in this Current Report on Form 8-K.
     The press release furnished as Exhibit 99.2 and certain information the Company intends to disclose on the conference call scheduled for 10:00 a.m. eastern time on July 27, 2006 include certain non-GAAP financial measures. The reconciliations of these measures to the most directly comparable GAAP financial measures are included in the earnings release. In addition to the information in the press release under the heading “Non-GAAP Financial Measures,” the Company provides the following additional information about the Company’s use of the non-GAAP financial measures presented in the press release.
     EBITDA. The Company believes EBITDA is useful to an investor in evaluating the Company’s operating performance and liquidity because:
•	it is a widely accepted financial indicator of a company’s ability to service its debt and the Company is required to comply with certain covenants and borrowing limitations that are based on variations of EBITDA in certain of the Company’s financing documents;

•	it is widely used to measure a company’s operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and to present a meaningful measure of corporate performance exclusive of the Company’s capital structure and the method by which assets were acquired; and

•	it helps investors to more meaningfully evaluate and compare the results of the Company’s operations from period to period by removing from the Company’s operating results the impact of its capital structure, primarily interest expense from the Company’s outstanding debt, and asset base, primarily depreciation and amortization of the Company’s properties.
     The Company’s management uses EBITDA:

•	as a measurement of operating performance because it assists the Company in comparing its performance on a consistent basis, as it removes from the Company’s operating results the impact of the Company’s capital structure, which includes interest expense from the Company’s outstanding debt, and the Company’s asset base, which includes depreciation and amortization of the Company’s properties;

•	in presentations to the members of the Company’s board of directors to enable the board to have the same consistent measurement basis of operating performance used by management; and

•	as the basis for incentive bonuses paid to selected members of senior and center-level management.
     Financial Measures Excluding the Impact of Share-Based Compensation Expense. The Company provides certain financial measures for the second quarter of 2006, as well as guidance for fiscal 2006 with respect to net income and diluted earnings per common share, excluding the impact of share-based compensation expense. The Company’s management uses these measures to monitor and evaluate operating results and trends and to gain an understanding of the comparative operating performance of the Company. The Company believes these measures enable investors to assess the Company’s performance on the same basis applied by management and to ease comparisons of the Company’s operating performance from period to period and among other companies that separately identify share-based compensation expenses.

Item 9.01. Financial Statements and Exhibits.

The following Exhibits are being filed or furnished herewith:

99.1	Press Release Announcing Lease Agreement with W.P. Carey dated July 27, 2006.

99.2	Press Release Announcing Second Quarter 2006 Financial Results dated July 27, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

LIFE TIME FITNESS, INC.
Date: July 27, 2006	By	/s/ Michael R. Robinson
Michael R. Robinson
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

No.	Exhibit	Manner of Filing

99.1	Press Release Announcing Lease Agreement with W.P. Carey dated July 27, 2006.	Filed
Electronically
99.2	Press Release Announcing Second Quarter 2006 Financial Results dated July 27, 2006.	Filed
Electronically